Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com

LODGENET FILES PREPACKAGED CHAPTER 11 TO ADVANCE

RECAPITALIZATION PROCESS LED BY COLONY CAPITAL

Senior Debt Holders Vote In Favor Of Reorganization Plan

Existing Lenders To Provide $15 Million Of Debtor-in-Possession Financing

Company Expects To Complete Reorganization Within 60 Days

SIOUX FALLS, SD, January 28, 2013 — LodgeNet Interactive Corporation (OTCBB: LNET) today announced that it has commenced a prepackaged Chapter 11 process in the Southern District of New York in order to effect a recapitalization in which a syndicate of investors led by Colony Capital will invest $60 million in LodgeNet, all as previously announced.

Throughout this process, LodgeNet’s business operations will continue in the normal course, and current hospitality and healthcare customers will continue to receive services without interruption.

Under the terms of the plan, LodgeNet’s existing lenders will provide for a multi-year extension of its existing senior debt and unsecured creditors of LodgeNet will be paid in full in cash for any prepetition claims at the conclusion of the restructuring process.

LodgeNet has secured overwhelming support from its lenders, having received lenders’ votes in excess of the amounts needed for the court to approve its plan of reorganization.

“Our recapitalization is advancing on schedule,” commented LodgeNet co-CEOs Frank Elsenbast and James Naro. “Thanks to the overwhelming support we’ve received from our lenders and suppliers, and with the solid commitment of Colony Capital and an expanded strategic partnership with DIRECTV, we anticipate being able to complete this process on an expedited basis, and to emerge with the capacity to launch new and exciting products which will benefit both our hospitality and healthcare customers.”

The Company also negotiated a debtor-in-possession (DIP) facility from certain of its existing lenders providing for up to $15 million in new financing which, subject to the approval of the court, makes funds available to satisfy the customary obligations of LodgeNet’s business during the course of the restructuring process.

Pursuant to the contemplated plan of reorganization, holders of the existing Series B Preferred Stock and common stock issued by LodgeNet Interactive will have their interests cancelled and will not receive any distributions.

The Company expects to complete its restructuring within 60 days.

Additional information can be found at www.kccllc.net/lodgenet .

Miller Buckfire & Co. LLC, a wholly-owned subsidiary of Stifel Financial Corp., FTI Consulting, Inc. and Moorgate Securities LLC served as financial advisors to LodgeNet; Weil, Gotshal & Manges LLP acted as restructuring legal counsel; and Leonard, Street and Deinard acted as corporate legal counsel to the Company. Akin Gump Strauss Hauer & Feld LLP and CDG Group, LLC acted as advisors to the agent for the lenders.

About LodgeNet

LodgeNet Interactive is the leading provider of interactive media and connectivity services to hospitality and healthcare businesses and the consumers they serve. Recently named by Advertising Age as one of the Leading 100 US Media Companies, LodgeNet Interactive serves approximately 1.5 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television, Broadband and Advertising Media Solutions along with nationwide technical and professional support services. LodgeNet Interactive owns and operates businesses under the industry leading brands: LodgeNet, The Hotel Networks and LodgeNet Healthcare. For more information, please visit www.lodgenet.com.

LodgeNet and the LodgeNet logo are registered trademarks of LodgeNet Interactive Corporation. All rights reserved.

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